Exhibit 99.1

For Immediate Release

Contacts:  Courtney Guertin

Corporate Communications Manager

401-457-9501

courtney.guertin@linmedia.com

Richard Schmaeling, Chief Financial Officer

401-457-9510

richard.schmaeling@linmedia.com

LIN TV Corp. Announces Second Quarter 2012 Results

PROVIDENCE, RI, July 31, 2012 — LIN TV Corp. (“LIN Media” or the “Company”; NYSE: TVL), a local multimedia company, today reported results for its second quarter ended June 30, 2012.

Summary of Results for the Second Quarter Ended June 30, 2012

•                  Net revenues increased 20% to $121 million, compared to $101 million in the second quarter of 2011.

•                  Local revenues, which include net local advertising revenues, retransmission consent fees and TV station web site revenues, increased 14% to $74.3 million, compared to $65 million in the second quarter of 2011.

•                  Net political revenues were $7.6 million, compared to $1.8 million in the second quarter of 2011.

•                  Net national revenues increased 7% to $25.4 million, compared to $23.8 million in the second quarter of 2011.

•                  Interactive revenues, which include revenues from RMM and Nami Media(1), increased 50% to $10.5 million, compared to $7 million in the second quarter of 2011.

•                  Operating income increased 51% to $35 million, compared to $23.2 million in the second quarter of 2011.

•                  Net income per diluted share was $0.48, including a gain of $0.21 on the sale of discontinued operations, compared to $0.02 in the second quarter of 2011.

Commenting on second quarter 2012 results, the Company’s President and Chief Executive Officer Vincent L. Sadusky said: “A healthy rebound in automotive advertising, our unique multiplatform advertising solutions and strong political demand were the major drivers for our 20% increase in net revenues, which exceeded the high-end of our revenue guidance.  In addition, interactive revenues increased 50% and continue to be a significant source of growth and opportunity. The third quarter is trending well as a result of strong automotive, Olympics and political advertising, as well as our ability to generate interactive sales.”

Operating Highlights

TV Stations and Local Web Sites

•                  During the second quarter of 2012, 85% of the Company’s ABC, CBS, FOX and NBC stations were either the highest or second highest viewed television stations in their local markets.(2)

•                  Core local and national time sales combined, which excludes political times sales, increased 6% in the second quarter of 2012, compared to the second quarter of 2011.

•                  The automotive category, which represented 26% of local and national advertising sales in the second quarter of 2012, increased 25% compared to the second quarter of 2011, during which the automotive category represented 21%.

(1)  The Company acquired a 57.6% interest (a 50.1% interest calculated on a fully diluted basis) in Nami Media, Inc. in the fourth quarter of 2011.

(2)  Nielsen Media Research; Average of LIN Media’s May 2012 Nielsen Ratings based on key demographics: Monday-Friday, Early Morning, Early Evening, Evening and Late News.  All Nielsen data included in this release represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this release.

•                  The Company delivered approximately 325 more local programming hours in the second quarter of 2012, compared to the second quarter of 2011.

•                  According to comScore’s June 2012 report, 100% of the Company’s web sites in our measured markets ranked number one or number two in their local market for page views and overall engagement, and 93% ranked number one or number two for unique visitors, versus the Company’s measured local broadcast competitors.  In comparison to all local media competitors measured by comScore, 86% of the Company’s web sites in our measured markets ranked number one or number two in overall engagement.(3)

•                  Mobile impressions, which include usage of the Company’s mobile web sites, smartphone and tablet applications, were approximately 125 million impressions during the second quarter of 2012, an increase of 35% compared to the second quarter of 2011.

•                  During the second quarter of 2012, the Company delivered 40 million total video impressions, an increase of 22% compared to the second quarter of 2011.

•                  The Company’s commitment to continuous news coverage resulted in 8.4 million minutes of live streaming during the second quarter of 2012.

Key Balance Sheet and Cash Flow Items

Total debt outstanding as of June 30, 2012, net of cash, was $582.5 million, compared to $595.5 million as of December 31, 2011.  Unrestricted cash and cash equivalent balances as of June 30, 2012 were $9 million, compared to $18.1 million as of December 31, 2011.

On May 4, 2012, LIN Television Corporation (“LIN Television”), a wholly-owned subsidiary of the Company, entered into an asset purchase agreement with affiliates and subsidiaries of New Vision Television, LLC (“New Vision”) to acquire the assets of 13 network-affiliates in eight markets for $330.4 million and the assumption of $12.2 million of finance lease obligations.  Pursuant to the terms of the purchase agreement, the Company deposited $33.5 million into an escrow account, which will be applied to the payment of the purchase price at closing.  The remaining purchase price due at closing will be funded with a combination of a draw against LIN Television’s revolving credit facility, newly incurred debt and cash on hand.  The Company also agreed to provide certain services to five separately owned network-affiliates currently served by New Vision pursuant to sharing arrangements with a third-party licensee upon the closing of the transaction. The closing of the acquisition, which is expected to occur in 2012, is subject to regulatory approvals and other closing conditions, including the approval of the FCC.

The Company’s outstanding revolving credit facility balance was $10 million as of June 30, 2012, compared to $35 million outstanding as of December 31, 2011.  As of June 30, 2012, $65 million was available for borrowing under the revolving credit facility.  Consolidated net leverage, as defined in the Company’s credit agreement governing its senior secured credit facility, was 4.1x as of June 30, 2012, compared to 4.9x as of December 31, 2011.  Other components of cash flow in the second quarter of 2012 include cash capital expenditures of $8.3 million, cash payments for programming of $5.7 million and net proceeds of $23.2 million on the disposition of the assets of WUPW-TV in Toledo, OH.

Business Outlook

The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to the Investor Relations section at www.linmedia.com.

The Company expects that net revenues for the third quarter of 2012 will increase in the range of 26% to 33% (or $25.2 million to $32.2 million), as compared to net revenues of $97.8 million in the third quarter of 2011.

The Company expects that its direct operating and selling, general and administrative expenses, which include variable selling related expenses, will increase in the range of 14% to 16% (or $8.3 million to $9.3 million) in the third quarter of 2012 as compared to reported expenses of $58.7 million in the third quarter of 2011.

(3)  comScore media metrics data; June 2012. Overall engagement references comScore’s average minutes per visitor.  The basis for comparison is calculated against the Company’s and local media competitors’ self-defined classification from within the comScore dictionary.

The Company’s current outlook for revenues, expenses and cash flow items for the third quarter of 2012, excluding special items and the pending acquisition described above, are anticipated to be in the following ranges:

Third Quarter of 2012
Net broadcast advertising revenues	$110.5 to $116 million
Interactive revenues	$10 to $11 million
Network compensation/Barter/Other revenues	$2.5 to $3 million
Total net revenues	$123 to $130 million
Direct operating and selling, general and administrative expenses (4)	$67 to $68 million
Station non-cash stock-based compensation expense	$0.4 million
Amortization of program rights	$5.5 to $6 million
Cash payments for programming	$5.5 to $6 million
Corporate expense (4)	$7 to $7.5 million
Corporate non-cash stock-based compensation expense	$1.2 million
Depreciation and amortization of intangibles	$7 to $7.5 million
Cash capital expenditures	$7.5 to $9.5 million
Cash interest expense	$8.1 to $8.6 million
Principal amortization of term loans	$0.7 million
Cash taxes	$0.1 to $0.2 million
Effective tax rate	37% to 39%

(4) Includes non-cash stock-based compensation expense.

For the full year, the Company expects cash capital expenditures to be within the range of $26 to $27 million, cash interest expense of $34 to $35 million, cash taxes of $0.7 to $0.8 million and its effective tax rate to range between 37% and 39%.

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see the “Forward-Looking Statements” heading below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its second quarter 2012 results today, July 31, 2012, at 9:00 AM Eastern Time.  To participate in the call, please dial 1-877-718-5111 for U.S. callers and 1-719-325-4760 for international callers.  The call-in pass code is 7845464. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s web site, www.linmedia.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay can be accessed via the Investor Relations section of www.linmedia.com or by dialing 1-888-203-1112 and entering the same pass code as above.  The telephone replay will be available through August 14, 2012.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”) and believes this should be the primary basis for evaluating its performance. Non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting.  However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts.  As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business.  The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site.  In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.linmedia.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading Business Outlook, includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct.  Statements in this press release that are forward-looking include, but are not limited to, local, national and political advertising growth; changes in interactive, network compensation, barter and other revenues; changes in direct operating, selling, general and administrative, amortization of program rights and corporate expenses; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates.  These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic uncertainty; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; potential liabilities related to the Company’s guarantee of the debt obligations of its joint venture with NBCUniversal; risks associated with acquisitions, including acquisition of the New Vision stations, our ability to obtain government approvals for the acquisition, our ability to obtain financing to fund the acquisition and the integration of any acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements and retransmission consent agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain stockholders, including HM Capital Partners I, LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Investor Relations section of www.linmedia.com, or at www.sec.gov), which are incorporated in this release by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

About LIN Media

LIN Media is a local multimedia company that operates or services 32 network-affiliates, more than 50 television and niche web sites, and a growing suite of mobile products.  The Company’s strategic investments focus on emerging media and interactive technologies that deliver measurable results to advertisers.  LIN TV Corp. is traded on the NYSE under the symbol “TVL”.

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— financial tables follow —

LIN TV Corp.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(in thousands, except per share data)

Net revenues	$121,016	$100,963	$224,216	$190,682

Operating expenses:
Direct operating	37,245	32,137	72,402	62,070
Selling, general and administrative	28,043	26,165	56,426	51,699
Amortization of program rights	5,381	5,347	10,600	10,675
Corporate	8,219	7,339	14,965	13,822
General operating expenses	78,888	70,988	154,393	138,266

Depreciation, amortization and other operating expenses:
Depreciation	6,651	6,359	13,410	12,623
Amortization of intangible assets	478	287	955	548
Loss from asset dispositions	4	103	3	358
Operating income	34,995	23,226	55,455	38,887

Other expense:
Interest expense, net	9,266	12,717	19,636	25,649
Share of loss in equity investments	62	554	153	1,167
Gain on derivative instruments	—	(583)	—	(1,203)
Loss on extinguishment of debt	—	50	2,099	192
Other expense (income), net	101	(3)	88	(2)
Total other expense, net	9,429	12,735	21,976	25,803

Income before provision for income taxes	25,566	10,491	33,479	13,084
Provision for income taxes	10,109	9,589	12,907	10,571
Income from continuing operations	15,457	902	20,572	2,513
Discontinued operations:
(Loss) income from discontinued operations, net of a provision for (benefit from) income taxes of $34 and $93 for the three months ended June 30, 2012 and 2011, respectively, and $(541) and $83 for the six months ended June 30, 2012 and 2011, respectively	(76)	169	(1,018)	144
Gain on the sale of discontinued operations, net of a provision for income taxes of $6,306 and $6,223 for the three and six months ended June 30, 2012, respectively	11,678	—	11,389	—
Net income	27,059	1,071	30,943	2,657
Net loss attributable to noncontrolling interests	(59)	—	(441)	—
Net income attributable to LIN TV Corp.	$27,118	$1,071	$31,384	$2,657

Basic income per common share attributable to LIN TV Corp.:
Income from continuing operations attributable to LIN TV Corp.	$0.28	$0.02	$0.38	$0.05
Loss from discontinued operations, net of tax	—	—	(0.02)	—
Gain on the sale of discontinued operations, net of tax	0.21	—	0.20	—
Net income attributable to LIN TV Corp.	$0.49	$0.02	$0.56	$0.05
Weighted-average number of common shares outstanding used in calculating basic income per common share	55,174	55,712	55,680	55,346

Diluted income per common share attributable to LIN TV Corp.:
Income from continuing operations attributable to LIN TV Corp.	$0.27	$0.02	$0.37	$0.05
Loss from discontinued operations, net of tax	—	—	(0.02)	—
Gain on the sale of discontinued operations, net of tax	0.21	—	0.20	—
Net income attributable to LIN TV Corp.	$0.48	$0.02	$0.55	$0.05

Weighted-average number of common shares outstanding used in calculating diluted income per common share	56,300	57,187	56,959	56,865

LIN TV Corp.

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,
	2012	2011
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$9,038	$18,057
Restricted cash	—	255,159
Accounts receivable, less allowance for doubtful accounts (2012 - $2,626; 2011 - $2,310)	94,685	91,093
Deferred income tax assets	6,435	4,249
Assets held for sale	—	3,253
Other current assets	7,408	6,090
Total current assets	117,566	377,901
Property and equipment, net	146,075	145,429
Deferred financing costs	10,700	12,472
Goodwill	122,312	122,069
Broadcast licenses and other intangible assets, net	399,011	400,081
Assets held for sale	—	12,505
Other assets	43,505	11,487
Total assets	$839,169	$1,081,944

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current portion of long-term debt	$5,989	$253,856
Accounts payable	9,415	10,972
Accrued expenses	39,915	38,578
Program obligations	9,514	9,892
Liabilities held for sale	—	3,719
Total current liabilities	64,833	317,017
Long-term debt, excluding current portion	585,535	614,861
Deferred income tax liabilities	187,803	167,371
Program obligations	1,781	3,874
Liabilities held for sale	—	1,308
Other liabilities	51,059	58,642
Total liabilities	891,011	1,163,073

Redeemable noncontrolling interest	3,293	3,503

Stockholders’ deficit:
Class A common stock, $0.01 par value, 100,000,000 shares authorized, Issued: 34,708,083 and 34,650,169 shares as of June 30, 2012 and December 31, 2011, respectively Outstanding: 31,188,834 and 33,012,351 shares as of June 30, 2012 and December 31, 2011, respectively	310	309
Class B common stock, $0.01 par value, 50,000,000 shares authorized, 23,401,726 shares as of June 30, 2012 and December 31, 2011, issued and outstanding; convertible into an equal number of shares of class A or class C common stock	235	235
Class C common stock, $0.01 par value, 50,000,000 shares authorized, 2 shares as of June 30, 2012 and December 31, 2011, issued and outstanding; convertible into an equal number of shares of class A common stock	—	—
Treasury stock, 3,519,249 and 1,637,818 shares of class A common stock as of June 30, 2012 and December 31, 2011, respectively, at cost	(17,098)	(10,598)
Additional paid-in capital	1,125,679	1,121,589
Accumulated deficit	(1,126,006)	(1,157,390)
Accumulated other comprehensive loss	(38,255)	(38,777)
Total stockholders’ deficit	(55,135)	(84,632)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$839,169	$1,081,944

LIN TV Corp.

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2012	2011
	(in thousands)
OPERATING ACTIVITIES:
Net income	$30,943	$2,657
Loss (income) from discontinued operations	1,018	(144)
Gain on the sale of discontinued operations	(11,389)	—
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	13,410	12,623
Amortization of intangible assets	955	548
Amortization of financing costs and note discounts	1,153	1,951
Amortization of program rights	10,600	10,675
Cash payments for programming	(11,296)	(12,551)
Loss on extinguishment of debt	871	192
Gain on derivative instruments	—	(1,203)
Share of loss in equity investments	153	1,167
Deferred income taxes, net	12,391	10,423
Stock-based compensation	3,738	3,381
Loss from asset dispositions	3	358
Other, net	862	395
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,592)	1,217
Other assets	(2,155)	(1,879)
Accounts payable	(1,557)	(1,008)
Accrued interest expense	(2,434)	81
Other liabilities and accrued expenses	(1,979)	(2,024)
Net cash provided by operating activities, continuing operations	41,695	26,859
Net cash used in operating activities, discontinued operations	(2,736)	(967)
Net cash provided by operating activities	38,959	25,892

INVESTING ACTIVITIES:
Capital expenditures	(13,716)	(7,915)
Change in restricted cash	255,159	—
Payments for business combinations, net of cash acquired	(33,500)	(5,244)
Proceeds from the sale of assets	1	48
Payments on derivative instruments	—	(1,254)
Shortfall loans to joint venture with NBCUniversal	(1,680)	(1,019)
Other investments, net	—	(150)
Net cash provided by (used in) investing activities, continuing operations	206,264	(15,534)
Net cash provided by (used in) investing activities, discontinued operations	29,520	(81)
Net cash provided by (used in) investing activities	235,784	(15,615)

FINANCING ACTIVITIES:
Net proceeds on exercises of employee and director stock-based compensation	352	481
Proceeds from borrowings on long-term debt	20,000	920
Principal payments on long-term debt	(297,415)	(9,619)
Payment of long-term debt issue costs	(199)	(74)
Treasury stock purchased	(6,500)	—
Net cash used in financing activities	(283,762)	(8,292)

Net (decrease) increase in cash and cash equivalents	(9,019)	1,985
Cash and cash equivalents at the beginning of the period	18,057	11,648
Cash and cash equivalents at the end of the period	$9,038	$13,633